UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)

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Silicon Laboratories Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SILICON LABORATORIES INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 22, 2010

TO THE STOCKHOLDERS OF SILICON LABORATORIES INC.:

You are cordially invited to attend the Annual Meeting of Stockholders of Silicon Laboratories Inc., a Delaware corporation, to be held on April 22, 2010, at 9:30 a.m. Central Time at the Lady Bird Johnson Wildflower Center, 4801 La Crosse Avenue, Austin, Texas 78739, for the following purposes, as more fully described in the Proxy Statement:

1.	To elect two Class III directors to serve on the Board of Directors until our 2013 annual meeting of stockholders, or until a successor is duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2011; and

3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

We have furnished proxy materials over the internet where you may read, print and download our annual report and proxy statement at the investor relations section of our website address, http://www.silabs.com.  On or about March 12, 2010, we mailed to our stockholders a notice containing instructions on how to access our 2010 proxy statement and annual report and to vote.  The notice also provides instructions on how you can request a paper copy of these documents if you desire.  If you received your annual materials via email, the email contains voting instructions and links to the annual report and proxy statement on the internet.

Only stockholders of record at the close of business on February 23, 2010 are entitled to notice of and to vote at the Annual Meeting.  A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices.

Whether or not you plan to attend the meeting in person, your vote is important.  Instructions regarding the various methods of voting are contained on the Proxy, including voting by toll-free telephone number or the internet.  If you request and receive a paper copy of the Proxy by mail, you may still vote your shares by fully completing and returning the Proxy.  You may revoke your Proxy at any time prior to the Annual Meeting.  If you attend the Annual Meeting and vote by ballot, your Proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

Sincerely,

Austin, Texas	Necip Sayiner
March 12, 2010	Chief Executive Officer, President and Director

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN.  PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND VOTE YOUR SHARES BY TELEPHONE, BY INTERNET OR BY COMPLETING, SIGNING, DATING, AND RETURNING A PROXY CARD AS PROMPTLY AS POSSIBLE.

SILICON LABORATORIES INC.
400 West Cesar Chavez
Austin, Texas 78701

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 22, 2010

General

The enclosed Proxy is solicited on behalf of the Board of Directors of Silicon Laboratories Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on April 22, 2010 at 9:30 a.m. Central Time at the Lady Bird Johnson Wildflower Center, 4801 La Crosse Avenue, Austin, Texas 78739, or at any adjournment thereof.  These proxy solicitation materials were mailed on or about March 12, 2010 to all stockholders entitled to vote at the Annual Meeting.

Voting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying notice and are described in more detail in this Proxy Statement.  On February 23, 2010, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 45,952,824 shares of our common stock were outstanding and no shares of our preferred stock were outstanding.  Each stockholder is entitled to one vote for each share of common stock held by such stockholder on February 23, 2010.  The presence, in person or by proxy, of the holders of a majority of our shares entitled to vote is necessary to constitute a quorum at the Annual Meeting or at any adjournment thereof.  Stockholders may not cumulate votes in the election of directors.  The vote of a plurality of the shares of our common stock present in person or represented by proxy at this meeting and entitled to vote on the election of directors is necessary for the election of a director.  The nominee receiving the greatest number of votes at this meeting will be elected to our Board of Directors, even if less than a majority of such shares were voted for the nominee.  The affirmative vote of a majority of our shares present in person or represented by proxy at the Annual Meeting and entitled to vote will be required to approve Proposal Two.

All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (i.e., a Proxy submitted by a broker or nominee specifically indicating the lack of discretionary authority to vote on the matter).  Abstentions and broker non-votes will be counted as present for purposes of determining a quorum for the transaction of business, but will not be counted for purposes of determining whether each proposal has been approved.

Proxies

If the enclosed form of Proxy is properly signed and returned or you properly follow the instructions for telephone or internet voting, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon.  If the Proxy does not specify how the shares represented thereby are to be voted, the Proxy will be voted FOR the election of the directors proposed by the Board of Directors unless the authority to vote for the election of such directors is withheld and, if no contrary instructions are given, the Proxy will be voted FOR the approval of the selection of Ernst & Young LLP as our independent registered public accounting firm.  You may revoke or change your Proxy at any time before the Annual Meeting by filing either a notice of revocation or another signed Proxy with a later date with our Corporate Secretary at our principal executive offices at 400 West Cesar Chavez, Austin, Texas 78701.  You may also revoke your Proxy by attending the Annual Meeting and voting in person.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to the stockholders.  Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding in their names shares that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners.  In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners.  The original solicitation of proxies by mail and the internet may be supplemented by a solicitation by telephone or other means by directors, officers, or employees.  No additional compensation will be paid to these individuals for any such services.  Except as described above, we do not presently intend to solicit Proxies other than by mail and the internet.

Deadline for Receipt of Future Stockholder Proposals

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholder proposals to be presented at our 2011 annual meeting of stockholders and in our proxy statement and form of proxy relating to that meeting must be received by us at our principal executive offices at 400 West Cesar Chavez, Austin, Texas 78701, addressed to our Corporate Secretary, not later than November 12, 2010, the date which is at least 120 days prior to March 12, 2011, the anniversary of the date of this Proxy Statement.  These proposals must comply with applicable Delaware law, the rules and regulations promulgated by the Securities and Exchange Commission (“SEC”) and the procedures set forth in our bylaws.  Pursuant to our bylaws, stockholder proposals received after November 12, 2010 will be considered untimely.  Unless we receive notice in the manner specified in the previous sentence, the proxy holders shall have discretionary authority to vote for or against any such proposal presented at our 2011 annual meeting of stockholders.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE: ELECTION OF DIRECTORS

General

The Board of Directors is divided into three classes, designated Class I, Class II and Class III, with staggered three-year terms.  The term of office of the Class III directors, Nelson C. Chan, R. Ted Enloe III and Kristen M. Onken, will expire at this Annual Meeting.  In January 2010, Mr. Chan announced his decision to not stand for re-election as a director at this Annual Meeting due to his other board obligations and responsibilities.  In accordance with the Company’s certificate of incorporation and bylaws, the Board of Directors has decreased the total number of authorized directors from nine to eight (and the total number of Class III directors from three to two) effective as of this Annual Meeting.  Mr. Enloe and Ms. Onken have been nominated to continue as Class III Directors.  The two directors elected as Class III Directors at the Annual Meeting will each serve for a term of three years expiring at the 2013 annual meeting of stockholders, or until such director’s successor has been duly elected and qualified or until such director’s earlier death, resignation or removal.

The nominees for election have agreed to serve if elected, and management has no reason to believe that the nominees will be unavailable to serve.  In the event the nominees are unable or decline to serve as directors at the time of the Annual Meeting, the Proxies will be voted for any nominees who may be designated by our present Board of Directors to fill the vacancies.  Unless otherwise instructed, the Proxy holders will vote the Proxies received by them FOR the nominees named below.

Nominees for Class III Directors with a Term Expiring in 2013

R. Ted Enloe III, 71
has served as a director of Silicon Laboratories since April 2003.  Mr. Enloe is currently the Managing General Partner of Balquita Partners, Ltd., a family investment firm.  Previously, Mr. Enloe served as President and Chief Executive Officer of Optisoft, Inc., a provider of intelligent traffic signal platforms.  Mr. Enloe formerly served as Vice Chairman and member of the office of chief executive of Compaq Computer Corporation.  He also served as President of Lomas Financial Corporation and Liberté Investors for more than 15 years.  Mr. Enloe co-founded a number of other publicly held firms, including Capstead Mortgage Corp., Tyler Cabot Mortgage Securities Corp., and Seaman’s Corp.  Mr. Enloe currently serves on the Board of Directors of Leggett & Platt, Inc. and Live Nation, Inc.  Mr. Enloe holds a B.S. in Engineering from Louisiana Polytechnic University and a J.D. from Southern Methodist University.  Mr. Enloe’s combination of independence, qualification as an audit committee financial expert and his experience, including past experience as an executive officer and current and past experience as a director of various public companies, qualifies him to serve as a member of our Board of Directors.

Kristen M. Onken, 60
has served as a director of Silicon Laboratories since September 2007.  Ms. Onken retired from Logitech in May 2006, a maker of electronics peripherals, where she served as Senior Vice President, Finance, and Chief Financial Officer from February 1999 to May 2006.  From September 1996 to February 1999, Ms. Onken served as Vice President of Finance at Fujitsu PC Corporation, the U.S. subsidiary of the Japanese electronics manufacturer.  From 1991 to September 1996, Ms. Onken was employed by Sun Microsystems initially as Controller of the Southwest Area, and later as Director of Finance, Sun Professional Services. Ms. Onken holds a B.S. from Southern Illinois University, and an M.B.A. in Finance from the University of Chicago.  Ms. Onken’s independence and prior experience as the Chief Financial Officer of Logitech and her finance roles with other technology companies qualifies her to serve as a member of our Board of Directors.

Other Directors

Set forth below is information concerning our other directors whose term of office continues after this Annual Meeting.

Continuing Class I Directors with a Term Expiring in 2011

Navdeep S. Sooch, 47
co-founded Silicon Laboratories in August 1996 and has served as Chairman of the Board since our inception.  Mr. Sooch served as our Chief Executive Officer from our inception through the end of fiscal 2003 and served as interim Chief Executive Officer from April 2005 to September 2005.  From March 1985 until founding Silicon Laboratories, Mr. Sooch held various positions at Crystal Semiconductor/Cirrus Logic, a designer and manufacturer of integrated circuits, including Vice President of Engineering, as well as Product Planning Manager of Strategic Marketing and Design Engineer.  From May 1982 to March 1985, Mr. Sooch was a Design Engineer with AT&T Bell Labs.  Mr. Sooch holds a B.S. in Electrical Engineering from the University of Michigan, Dearborn and an M.S. in Electrical Engineering from Stanford University.  Mr. Sooch’s prior experience as our Chief Executive Officer as well as a semiconductor designer provides him with extensive insight into our operations and qualifies him to serve as Chairman of our Board of Directors.

Laurence G. Walker, 61
has served as a director of Silicon Laboratories since June 2003.  Previously, Mr. Walker co-founded and served as Chief Executive Officer of C-Port Corporation, a pioneer in the network processor industry, which was acquired by Motorola in 2000.  Following the acquisition, Mr. Walker served as Vice President of Strategy for Motorola’s Network and Computing Systems Group and then as Vice President and General Manager of the Network and Computing Systems Group until 2002.  From August 1996 to May 1997, Mr. Walker served as Chief Executive Officer of CertCo, a digital certification supplier.  Mr. Walker served as Vice President and General Manager, Network Products Business Unit, of Digital Equipment Corporation, a computer hardware company, from January 1994 to July 1996.  From 1998 to 2007, he served on the Board of Directors of McData Corporation, a provider of storage networking solutions.  From 1981 to 1994, he held a variety of other management positions at Digital Equipment Corporation.  Mr. Walker holds a B.S. in Electrical Engineering from Princeton University and an M.S. and Ph.D. in Electrical Engineering from the Massachusetts Institute of Technology.  Mr. Walker’s combination of independence and his experience, including past experience as an executive officer, qualifies him to serve as a member of our Board of Directors.

William P. Wood, 54
has served as a director of Silicon Laboratories since March 1997 and as Lead Director since December 2005.  Since 1996, Mr. Wood has also served as general partner of various funds associated with Silverton Partners, a venture capital firm.  From 1984 to 2003, Mr. Wood was a general partner, and for certain funds created since 1996, a special limited partner, of various funds associated with Austin Ventures, a venture capital firm.  Mr. Wood holds a B.A. in History from Brown University and an M.B.A. from Harvard University.  Mr. Wood’s combination of independence and his experience, including past experience as an investor in numerous semiconductor and technology companies, qualifies him to serve as a member of our Board of Directors.

Continuing Class II Directors with a Term Expiring in 2012

Harvey B. Cash, 71
has served as a director of Silicon Laboratories since June 1997.  Mr. Cash has served as general partner of InterWest Partners, a venture capital firm, since 1986.  Mr. Cash currently serves on the Board of Directors of the following public companies: Ciena Corporation, a designer and manufacturer of dense wavelength division multiplexing systems for fiber optic networks; Argo Group International Holdings, Ltd., a specialty insurance company; and First Acceptance Corp, a provider of low-cost auto insurance.  Mr. Cash holds a B.S. in Electrical Engineering from Texas A&M University and an M.B.A. from Western Michigan University.  Mr. Cash’s independence and experience as a director of various public companies, as well as his prior operational experience as an executive, qualifies him to serve as a member of our Board of Directors.

Necip Sayiner, 44
has served as director, President and Chief Executive Officer of Silicon Laboratories since September 2005.  Prior to joining Silicon Laboratories, Mr. Sayiner held various leadership positions at Agere Systems Inc.  From August 2004 to September 2005, Mr. Sayiner served as Vice President and General Manager of Agere’s Enterprise and Networking Division and from March 2002 to August 2004 he served as Vice President and General Manager of Agere’s Networking IC Division.  Mr. Sayiner holds a B.S. in electrical engineering and physics from Bosphorus University in Turkey, an M.S. in Electrical Engineering from Southern Illinois University, and a Ph.D. in Electrical Engineering from the University of Pennsylvania.  Mr. Sayiner’s experience and understanding of our business gained through his role as our President and Chief Executive Officer qualifies him to serve as a member of our Board of Directors.

David R. Welland, 54
co-founded Silicon Laboratories in August 1996, has served as a Vice President and director since our inception and was appointed Fellow in March 2004.  From November 1991 until founding Silicon Laboratories, Mr. Welland held various positions at Crystal Semiconductor/Cirrus Logic, a designer and manufacturer of integrated circuits, including Senior Design Engineer.  Mr. Welland holds a B.S. in Electrical Engineering from the Massachusetts Institute of Technology.  Mr. Welland’s years of experience as a semiconductor designer provides him with extensive insight into our operations and qualifies him to serve as a member of our Board of Directors.

  Board Leadership/Independence

The Board of Directors separates the role of Chairman of the Board (held by Mr. Sooch) from the role of Chief Executive Officer (held by Mr. Sayiner) because it believes that this currently provides the most efficient and effective leadership model for the Company.  The Board of Directors has also designated Mr. Wood as the Lead Director.  The Lead Director’s duties include presiding over executive sessions of the Company’s independent directors and serving as principal liaison between the non-employee directors, the Chief Executive Officer, and the Chairman of the Board on sensitive issues.  The Board of Directors has determined that Messrs. Cash, Chan, Enloe, Walker, Wood and Ms. Onken are each independent as defined in the applicable Marketplace Rules of The NASDAQ Stock Market, Inc.  These independent directors met in executive session with the Chief Executive Officer and other non-independent directors present on five separate occasions during fiscal 2009.

  Committees and Meetings

During fiscal 2009, our Board of Directors held five meetings.  Our Board of Directors has an Audit Committee, Compensation Committee, Equity Award Committee and a Nominating and Corporate Governance Committee.  During fiscal 2009, each incumbent director attended or participated in (i) all of the meetings of the Board of Directors and (ii) all of the meetings held by all committees of the Board of Directors on which such director served (other than one director, who was absent for a total of two committee meetings that were both held on the same date).

Audit Committee.  The Audit Committee is responsible for matters relating to the selection of our independent registered public accounting firm, the scope of the annual audits, the fees to be paid to the independent registered public accounting firm, the performance of our independent registered public accounting firm, compliance with our accounting and financial policies, and management’s procedures and policies relative to the adequacy of our internal accounting controls.  The members of the Audit Committee are Messrs. Enloe, Walker, Wood and Ms. Onken.  Mr. Enloe serves as Chairman of the Audit Committee.  The Board of Directors has determined that Mr. Enloe is qualified as audit committee financial expert pursuant to Item 407 of Regulation S-K and financially sophisticated audit committee member under Rule 5605(c)(2)(A) of the Marketplace Rules of The NASDAQ Stock Market, Inc.  The Board of Directors has also determined that each of the members of the Audit Committee is independent as defined in the applicable Marketplace Rules of The NASDAQ Stock Market, Inc. and Rule 10A-3 under the Securities Exchange Act of 1934. The Board of Directors has adopted a written charter for the Audit Committee, a current copy of which is located on our internet website under the “Investor Relations” page.  Our internet website address is http://www.silabs.com.  The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.  During fiscal 2009, the Audit Committee held five meetings.

Compensation Committee.  The Compensation Committee reviews and makes recommendations to the Board of Directors regarding our compensation policies and all forms of compensation to be provided to our executive officers and other employees.  In addition, the Compensation Committee has authority to administer our stock incentive and stock purchase plans.  The members of the Compensation Committee are Messrs. Cash, Chan, Walker and Wood, and the Board of Directors has determined that each of the members of the Compensation Committee is independent as defined in the applicable Marketplace Rules of The NASDAQ Stock Market, Inc.  Mr. Walker serves as Chairman of the Compensation Committee.  The Board of Directors has adopted a written charter for the Compensation Committee, a current copy of which is located on our internet website under the “Investor Relations” page.  Our internet website address is http://www.silabs.com.  The Compensation Committee held five meetings during fiscal 2009.

Equity Award Committee.  The Equity Award Committee was established to approve grants of options and restricted stock units (RSUs) from our 2000 and 2009 Stock Incentive Plans to non-executive officers and employees.  Mr. Sayiner serves as the Chairman of the Equity Award Committee and Mr. Sooch serves as a member of the Equity Award Committee.  The Board of Directors generally reviewed the grants made by such committee in fiscal 2009.  The committee acted by written consent twelve times at regular intervals during fiscal 2009.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee focuses on issues related to the composition, practices and operations of the Board of Directors.  In addition, the Nominating and Corporate Governance Committee has the authority to consider candidates for the Board of Directors recommended by stockholders and to determine the procedures with respect to such stockholder recommendations.  The members of the Nominating and Corporate Governance Committee are Messrs. Cash, Enloe and Walker, and the Board of Directors has determined that each member is independent as defined in the applicable Marketplace Rules of The NASDAQ Stock Market, Inc.  Mr. Enloe serves as Chairman of the Nominating and Corporate Governance Committee.  The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a current copy of which is available on our internet website under the “Investor Relations” page.  The Nominating and Corporate Governance Committee recommended, and the Board of Directors approved, the Corporate Governance Policy, which is also located on our internet website under the “Investor Relations” page.  Our internet website address is http://www.silabs.com.  The Nominating and Corporate Governance Committee held two meetings during fiscal 2009.

Director Nomination

In evaluating potential director candidates, the Nominating and Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board of Directors and seeks to ensure that at least a majority of the directors are independent under the applicable Marketplace Rules of The NASDAQ Stock Market, Inc.  The Nominating and Corporate Governance Committee selects director nominees based on their personal and professional integrity, depth and breadth of experience, ability to make independent analytical inquiries, understanding of our business, willingness to devote adequate attention and time to duties of the Board of Directors and such other criteria as is deemed relevant by the Nominating and Corporate Governance Committee.  The company’s Corporate Governance Policy (approved by the Board of Directors) provides that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of experience, knowledge and skills.  The Nominating and Corporate Governance Committee considers the effectiveness of this policy and the effectiveness of the Board of Directors generally in the course of nominating directors for election.

In identifying potential director candidates, the Nominating and Corporate Governance Committee relies on recommendations made by current directors and officers.  In addition, the Nominating and Corporate Governance Committee may engage a third party search firm to identify and recommend potential candidates.  Finally, the Nominating and Corporate Governance Committee will consider candidates recommended by stockholders.

Any stockholder wishing to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee must provide written notice not later than November 12, 2010 to the Corporate Secretary at our principal executive offices located at 400 West Cesar Chavez, Austin, Texas 78701.  Any such notice should clearly indicate that it is a recommendation of a director candidate by a stockholder and must set forth (i) the name, age, business address and residence address of the recommended candidate, (ii) the principal occupation or employment of such recommended candidate, (iii) the class and number of shares of the corporation which are beneficially owned by such recommended candidate, (iv) a description of all understandings or arrangements between the stockholder and the recommended candidate and any other person or persons pursuant to which the recommendations are to be made by the stockholder and (v) any other information relating to such recommended candidate that is required to be disclosed in solicitations of proxies for the election of directors.  In addition, such notice must contain (i) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting, (ii) the name and address, as they appear on the corporation’s books, of the stockholder proposing such nomination, (iii) the class and number of shares of the corporation that are beneficially owned by such stockholder, (iv) any material interest of the stockholder in such recommendation and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in such stockholder’s capacity as proponent of a stockholder proposal.  Assuming that a stockholder recommendation contains the information required above, the Nominating and Corporate Governance Committee will evaluate a candidate recommended by a stockholder by following substantially the same process, and applying substantially the same criteria, as for candidates identified through other sources.

Attendance at Annual Meetings

The Board of Directors encourages all directors to attend our annual meetings of stockholders if practicable.  All of the directors in office at the time of the annual meeting of stockholders held on April 23, 2009 attended such meeting.

Stockholder Communications with the Board of Directors

The Board of Directors maintains a process for stockholders to communicate with the Board of Directors or with individual directors.  Stockholders who wish to communicate with the Board of Directors or with individual directors should direct written correspondence to our Corporate Secretary at our principal executive offices located at 400 West Cesar Chavez, Austin, Texas 78701.  Any such communication must contain (i) a representation that the stockholder is a holder of record of stock of the corporation, (ii) the name and address, as they appear on the corporation’s books, of the stockholder sending such communication and (iii) the class and number of shares of the corporation that are beneficially owned by such stockholder.  The Corporate Secretary will forward such communications to the Board of Directors or the specified individual director to whom the communication is directed unless such communication is deemed unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or to take appropriate legal action regarding such communication.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all officers, directors, employees and consultants.  Our Code of Business Conduct and Ethics is located on our internet website under the “Investor Relations” page.  Our internet website address is http://www.silabs.com.

Risk Management

Our Board of Directors oversees our management, which is responsible for the day-to-day issues of risk management.  Such oversight is facilitated in large part by the Audit Committee, which receives reports from management, the internal audit team and the Company’s independent registered public accounting firm.  In addition, members of management (including the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and General Counsel) may also report directly to the Board of Directors on significant risk management issues.

Director Compensation and Indemnification Arrangements

Under the 2009 Stock Incentive Plan, on the date of each annual meeting of stockholders, the Board of Directors grants each continuing non-employee director an RSU award that shall vest on approximately the first anniversary of the date of grant at no cost covering a number of shares of the Company’s common stock equal to $150,000 ($225,000 for the Chairperson of the Board) divided by the fair market value of the Company’s common stock as of the date of grant; provided that such individual has served as a non-employee director for at least six months.  As Chairman of the Board, Mr. Sooch received a grant of 8,082 RSUs on the date of the 2009 annual meeting of stockholders.  Messrs. Cash, Chan, Enloe, Walker, Wood and Ms. Onken each received a grant of 5,388 RSUs on the date of the 2009 annual meeting of stockholders.

We pay our non-employee directors cash compensation consisting of (i) $25,000 per person per year, (ii) an additional $2,000 per regular meeting of the Board of Directors, (iii) an additional $20,000 per year for the Chairman of the Audit Committee, (iv) an additional $5,000 per year for each Audit Committee member (excluding the Chairman), (v) an additional $10,000 per year for the Chairman of the Compensation Committee, (vi) an additional $5,000 per year for the Chairman of the Nominating and Corporate Governance Committee, and (vii) an additional $10,000 per year for the Lead Director.  An additional $20,000 per year is paid to the Chairman of the Board.  Payments under the cash compensation plan are generally paid in equal quarterly installments on the last day of each fiscal quarter.

During fiscal 2009 Messrs. Cash, Chan, Enloe, Sooch, Walker and Wood and Ms. Onken were each paid the annual fee of $25,000, and a per meeting fee of $2,000 for each board meeting attended, pursuant to the cash compensation plan.  Mr. Enloe was paid $20,000 for his service as Chairman of the Audit Committee.  Messrs. Walker, Wood and Ms. Onken were each paid $5,000 for their services on the Audit Committee during the fiscal year.  Further, Mr. Enloe received an additional $5,000 for his service as Chairman of the Nominating and Corporate Governance Committee, Mr. Walker an additional $10,000 for his service as Chairman of the Compensation Committee, Mr. Wood an additional $10,000 for his service as Lead Director, and Mr. Sooch an additional $20,000 for his service as Chairman of the Board.

Our certificate of incorporation limits the personal liability of our directors for breaches by them of their fiduciary duties.  Our bylaws require us to indemnify our directors to the fullest extent permitted by Delaware law.  We have also entered into indemnification agreements with all of our directors and have purchased directors’ and officers’ liability insurance.

In addition to the above compensation, we also reimburse directors for all reasonable out-of-pocket expenses incurred for attending board and committee meetings.

The following table provides summary information on compensation earned by each non-employee member of our Board of Directors in fiscal 2009.

DIRECTOR COMPENSATION TABLE FOR FISCAL 2009

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)

Harvey B. Cash	35,000	150,001	185,001
Nelson C. Chan	35,000	150,001	185,001
R. Ted Enloe III	60,000	150,001	210,001
Kristen M. Onken	40,000	150,001	190,001
Navdeep S. Sooch	55,000	225,002	280,002
Laurence G. Walker	50,000	150,001	200,001
William P. Wood	50,000	150,001	200,001

(1)
Amounts shown do not reflect compensation actually received by the director, but represent the grant date fair value as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“ASC Topic 718”).  The assumptions underlying the calculation are discussed under Note 13, Stock-based Compensation of the Company’s Form 10-K for the fiscal year ended January 2, 2010.

Recommendation of the Board of Directors

Our Board of Directors recommends that the stockholders vote FOR the election of the Nominees for Class III Directors as listed above.

PROPOSAL TWO:  RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending January 1, 2011.  Ernst & Young LLP has audited our financial statements since our inception in 1996.  A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The following table presents fees for professional services rendered by Ernst & Young LLP for fiscal 2009 and 2008:

	2009 ($)	2008 ($)
Audit fees	956,550	1,130,100
Audit-related fees	20,000	3,750
Tax fees	-	-
All other fees	2,160	6,495

Total	978,710	1,140,345

Audit Fees.  Audit fees relate to services rendered in connection with the audits of the annual consolidated financial statements and attestation of management’s report on internal controls over financial reporting included in our Form 10-K, the quarterly reviews of financial statements included in our Form 10-Q filings, fees associated with SEC registration statements, assistance in responding to SEC comment letters, accounting consultations related to audit services and statutory audits required internationally.

Audit-Related Fee.  Audit-related fees include services for assurance and other related services, such as consultations concerning financial accounting and reporting matters and due diligence related to mergers and acquisitions.

Tax Fees. Tax fees include services for tax compliance, research and technical tax advice.

All Other Fees. All other fees include the aggregate fees for products and services provided by Ernst & Young LLP that are not reported under “Audit Fees”, “Audit-Related Fees” or “Tax Fees”.

The Audit Committee is authorized by its charter to pre-approve all auditing and permitted non-audit services to be performed by our independent registered public accounting firm.  The Audit Committee reviews and approves the independent registered public accounting firm’s retention to perform attest services, including the associated fees.  The Audit Committee also evaluates other known potential engagements of the independent registered public accounting firm, including the scope of the proposed work and the proposed fees, and approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management.  At subsequent meetings, the Committee will receive updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval.  The Committee has delegated to the Chairman of the Audit Committee the authority to evaluate and approve engagements on behalf of the Committee in the event that a need arises for pre-approval between Committee meetings.  If the Chairman so approves any such engagements, he will report that approval to the full Audit Committee at its next meeting.  During fiscal 2009, all such services were pre-approved in accordance with the procedures described above.

Our Audit Committee has reviewed the fees described above and believes that such fees are compatible with maintaining the independence of Ernst & Young LLP.

Stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirement.  However, the appointment of Ernst & Young LLP is being submitted to the stockholders for ratification.  If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain the firm.  Even if the appointment is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be appropriate.

Recommendation of the Board of Directors

Upon the recommendation of our Audit Committee, our Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending January 1, 2011.

OTHER MATTERS

We know of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.  Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

OWNERSHIP OF SECURITIES

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of January 31, 2010 by (i) all persons who were beneficial owners of five percent or more of our common stock, (ii) each director and nominee for director, (iii) the executive officers named in the Summary Compensation Table of the Executive Compensation section of this Proxy Statement and (iv) all then current directors and executive officers as a group.  Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

Beneficial Owner(1)	Shares Beneficially Owned	Percentage of Shares Beneficially Owned(2)
Necip Sayiner (3)	457,776	*

William G. Bock (4)	152,339	*

Kurt W. Hoff (5)	62,003	*

Jonathan D. Ivester (6)	272,274	*

Paul V. Walsh, Jr. (7)	28,583	*

Navdeep S. Sooch (8)	1,189,940	2.56%

Harvey B. Cash (9)	343,567	*

Nelson C. Chan (10)	25,000	*

R. Ted Enloe III (11)	80,000	*

Kristen M. Onken (12)	25,000	*

Laurence G. Walker (13)	80,028	*

William P. Wood (14)	230,776	*

David R. Welland	2,104,131	4.58%

Entities deemed to be affiliated with Blackrock, Inc. (15)	4,080,530	8.88%

Entities deemed to be affiliated with FMR LLC (16)	2,329,506	5.07%

Entities deemed to be affiliated with Franklin Resources, Inc. (“FRI”) (17)	2,622,713	5.71%

Entities deemed to be affiliated with T. Rowe Price Associates, Inc. (18)	3,086,170	6.72%

Entities deemed to be affiliated with William Blair & Company, LLC (19)	2,474,250	5.39%

All directors and executive officers as a group (13 persons) (20)	5,051,417	10.61%

Total Beneficial Ownership	19,644,586	41.25%

* Represents beneficial ownership of less than one percent.

(1)	Unless otherwise indicated in the footnotes, the address for the beneficial owners named above is 400 West Cesar Chavez, Austin, Texas 78701.

(2)	Percentage of ownership is based on 45,929,347 shares of common stock outstanding on January 31, 2010. 1,649,591 shares of common stock subject to stock options which are currently exercisable or will become exercisable within 60 days after January 31, 2010 and 40,955 shares of common stock subject to restricted stock units which are or will become vested within 60 days after January 31, 2010 are deemed outstanding for computing the percentage for the person or group holding such options, but are not deemed outstanding for computing the percentage for any other person or group.

(3)	Includes 406,624 issuable upon exercise of stock options and 20,654 shares issuable upon the release of vested restricted stock units.

(4)	Includes 135,816 issuable upon exercise of stock options and 5,413 shares issuable upon the release of vested restricted stock units.

(5)	Includes 55,780 issuable upon exercise of stock options and 5,119 shares issuable upon the release of vested restricted stock units.

(6)
Includes 46,500 shares held in family trusts and 130,662  issuable upon exercise of stock options and 5,703 shares issuable upon the release of vested restricted stock units.  Mr. Ivester shares voting and investment power with respect to 34,875 of the shares held in the family trusts.

(7)	Includes 22,458 issuable upon exercise of stock options and 4,066 shares issuable upon the release of vested restricted stock units.

(8)	Includes 538,251 issuable upon exercise of stock options.

(9)
Includes 92,846 shares held in a trust for the benefit of Mr. Cash’s family members and 75,000 issuable upon exercise of stock options, and 100,000 shares pledged to a financial institution to secure certain personal obligations of Mr. Cash.  Mr. Cash has sole voting and investment power of the 92,846 shares held in a trust.

(10)	Includes 25,000 shares issuable upon exercise of stock options.

(11)	Includes 80,000 shares issuable upon exercise of stock options.

(12)	Includes 25,000 shares issuable upon exercise of stock options.

(13)	Includes 80,000 shares issuable upon exercise of stock options.

(14)	Includes 155,776 shares held by Silverton Partners, LP, of which Mr. Wood is a general partner, and 75,000 issuable upon exercise of stock options.

(15)
Pursuant to a Schedule 13G dated January 29, 2010 filed with the SEC, Blackrock, Inc. reported that as of December 31, 2009 it and certain related entities had sole voting and dispositive power over 4,080,530 shares and that its address is 40 East 52nd Street, New York, New York 10022.

(16)
Pursuant to a Schedule 13G dated February 16, 2010 filed with the SEC, FMR LLC reported that as of December 31, 2009 it and certain related entities had sole voting power over 1,800 shares and sole dispositive power over 2,329,506 shares and that its address is 82 Devonshire Street, Boston, Massachusetts 02109.

(17)
Pursuant to a Schedule 13G/A dated February 9, 2010 filed with the SEC, Franklin Resources, Inc. reported that as of December 31, 2009 it and certain related entities had sole voting power over 2,546,613 shares and sole dispositive power over 2,622,713 shares and that its address is One Franklin Parkway, San Mateo, California 94403.

(18)
Pursuant to a Schedule 13G/A dated February 12, 2010 filed with the SEC, T. Rowe Price Associates, Inc. reported that as of December 31, 2009 it and certain related entities had sole voting power over 897,020 shares and sole dispositive power over 3,086,170 shares and that its address is 100 East Pratt Street, Baltimore, Maryland 21202.

(19)
Pursuant to a Schedule 13G/A dated February 5, 2010 filed with the SEC, William Blair & Company, L.L.C. reported that as of December 31, 2009 it and certain related entities had sole voting and dispositive power over 2,474,250 shares and that its address is 222 West Adams, Chicago, Illinois 60606.

(20)	Includes an aggregate of 1,649,591 shares issuable upon exercise of stock options and an aggregate of 40,955 shares issuable upon the release of vested restricted stock units.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions.

    Our bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.  We have entered into indemnification agreements with all of our directors and executive officers and have purchased directors’ and officers’ liability insurance.  In addition, our certificate of incorporation limits the personal liability of the members of our Board of Directors for breaches by the directors of their fiduciary duties.

Policies and Procedures with Respect to Related Party Transactions.

    Our Audit Committee Charter requires that the members of our Audit Committee, all of whom are independent directors, review and approve all related party transactions as described in Item 404 of Regulation S-K promulgated by the SEC.  We have also adopted a written policy regarding the approval of all related party transactions.  Under such policy, each of our directors and executive officers must notify the Corporate Secretary (who, in turn, will provide such information to the Audit Committee) of any proposed related party transactions.  To assist with the identification of potential related party transactions, we solicit information through questionnaires in connection with the appointment of new directors and executive officers and on an annual basis with respect to existing directors and executive officers.  The Chairman of the Audit Committee is delegated the authority to approve or ratify any related party transactions in which the aggregate amount involved is expected to be less than $1 million per year.  All other proposed related party transactions are subject to approval or ratification by the Audit Committee except for certain categories of transactions that are deemed to be pre-approved by the Audit Committee.  In determining whether to approve or ratify a related party transaction, the Audit Committee and the Chairman, if applicable, will take into account, among other factors deemed appropriate, whether the related party transaction is on terms no more favorable to the counterparty than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

    Our Code of Business Conduct and Ethics requires our executive officers and directors to disclose any conflicts of interest, including any material transaction or relationship involving a potential conflict of interest.  No executive officer may work, including as a consultant or a board member, simultaneously for us and any competitor, customer, supplier or business partner without the prior written approval of our Chief Financial Officer or legal department.  Furthermore, executive officers are encouraged to avoid any direct or indirect business connections with our competitors, customers, suppliers or business partners.

        Pursuant to our Corporate Governance Policy, we expect each of our directors to ensure that other existing and future commitments do not conflict with or materially interfere with their service as a director.  Directors are expected to avoid any action, position or interest that conflicts with our interests, or gives the appearance of a conflict.  In addition, directors should inform the Chairman of our Nominating and Corporate Governance Committee prior to joining the board of another public company to ensure that any potential conflicts, excessive time demands or other issues are carefully considered.

Director Independence.

        See the subsection entitled “Board Committees and Meeting” in the section of this Proxy Statement entitled “Proposal One: Election of Director.”

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the audit of the fiscal 2009 audited consolidated financial statements of Silicon Laboratories Inc. (the “Company”):

Management is responsible for the Company’s internal controls and the financial reporting process.  The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Accounting Oversight Board (United States) and for issuing a report thereon.  Additionally, the independent registered public accounting firm is responsible for performing an independent audit of the Company’s internal controls over financial reporting and for issuing a report thereon.  The Committee’s responsibility is to monitor and oversee these processes.

In this context, the Committee has met and held discussions with management and the independent registered public accounting firm.  Management represented to the Committee that the Company’s consolidated financial statements in the Annual Report were prepared in accordance with accounting principles generally accepted in the United States, and the Committee has reviewed and discussed the consolidated financial statements in the Annual Report with management and the independent registered public accounting firm. The committee has discussed with the independent registered public accounting firm, Ernst & Young, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA Professional Standards, Vol. I. AU Section 380), as adopted by the Public Company Accounting Oversight Board.

The Company’s independent registered public accounting firm also provided to the Committee the written disclosures required by applicable requirements for the Public Accounting Oversight Board regarding the independent accountants communications with the Audit Committee concerning independence.  The Audit Committee reviewed non-audit services provided by its independent registered public accounting firm for the last fiscal year, and determined that those services are not incompatible with maintaining the independent registered public accounting firm’s independence.

Based upon the Committee’s discussion with management and the independent registered public accounting firm and the Committee’s review of the representation of management and the reports of the independent registered public accounting firm to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

                   R. Ted Enloe III (Chairman)
                   Kristen M. Onken
                   Laurence G. Walker
                   William P. Wood

EXECUTIVE COMPENSATION

Executive Officers and Directors

Set forth below is information regarding the executive officers and directors of Silicon Laboratories as of January 31, 2010.

Name	Age	Position
Navdeep S. Sooch	47	Chairman of the Board
Necip Sayiner	44	Chief Executive Officer, President and Director
William G. Bock	59	Chief Financial Officer and Senior Vice President
Kurt W. Hoff	52	Vice President of Worldwide Sales
Jonathan D. Ivester	54	Senior Vice President of Worldwide Operations
Paul V. Walsh, Jr.	45	Chief Accounting Officer and Vice President of Finance
David R. Welland	54	Vice President and Director
Harvey B. Cash	71	Director
Nelson C. Chan	48	Director
R. Ted Enloe III	71	Director
Kristen M. Onken	60	Director
Laurence G. Walker	61	Director
William P. Wood	54	Director

Navdeep S. Sooch
co-founded Silicon Laboratories in August 1996 and has served as Chairman of the Board since our inception.  Mr. Sooch served as our Chief Executive Officer from our inception through the end of fiscal 2003 and served as interim Chief Executive Officer from April 2005 to September 2005.  From March 1985 until founding Silicon Laboratories, Mr. Sooch held various positions at Crystal Semiconductor/Cirrus Logic, a designer and manufacturer of integrated circuits, including Vice President of Engineering, as well as Product Planning Manager of Strategic Marketing and Design Engineer.  From May 1982 to March 1985, Mr. Sooch was a Design Engineer with AT&T Bell Labs.  Mr. Sooch holds a B.S. in Electrical Engineering from the University of Michigan, Dearborn and an M.S. in Electrical Engineering from Stanford University.  Mr. Sooch’s prior experience as our Chief Executive Officer as well as a semiconductor designer provides him with extensive insight into our operations and qualifies him to serve as Chairman of our Board of Directors.

Necip Sayiner
has served as director, President and Chief Executive Officer of Silicon Laboratories since September 2005.  Prior to joining Silicon Laboratories, Mr. Sayiner held various leadership positions at Agere Systems Inc.  From August 2004 to September 2005, Mr. Sayiner served as Vice President and General Manager of Agere’s Enterprise and Networking Division and from March 2002 to August 2004 he served as Vice President and General Manager of Agere’s Networking IC Division.  Mr. Sayiner holds a B.S. in electrical engineering and physics from Bosphorus University in Turkey, an M.S. in Electrical Engineering from Southern Illinois University, and a Ph.D. in Electrical Engineering from the University of Pennsylvania.  Mr. Sayiner’s experience and understanding of our business gained through his role as our President and Chief Executive Officer qualifies him to serve as a member of our Board of Directors.

William G. Bock
has served as Senior Vice President of Finance and Administration and Chief Financial Officer since November 2006.  Mr. Bock joined Silicon Laboratories as a director in March 2000, and served as Chairman of the audit committee until November 2006 when he stepped down from the Board of Directors to assume his current role.  From April 2001 to November 2006, Mr. Bock participated in the venture capital industry, principally as a partner with CenterPoint Ventures.  From February 1997 to March 2001, Mr. Bock led DAZEL Corporation, a provider of electronic information delivery systems, initially as its President and Chief Executive Officer and subsequent to its acquisition by Hewlett-Packard in June 1999 as an HP Vice President and General Manager.  Prior to 1997, Mr. Bock served as Chief Operating Officer of Tivoli Systems, a client server software company acquired by IBM in March 1996, in senior sales and financial management positions with Convex Computer Corporation and began his career with Texas Instruments.  Mr. Bock holds a B.S. in Computer Science from Iowa State University and an M.S. in Industrial Administration from Carnegie Mellon University.

Kurt W. Hoff
has served as Vice President of Worldwide Sales for Silicon Laboratories since July 2007. From 2005 until July 2007, he managed the company’s European sales and operations. Prior to joining Silicon Laboratories in 2005, Mr. Hoff served as president, chief executive officer and director of Cognio, a spectrum management company. Mr. Hoff also managed the operations and sales of C-Port Corporation, a network processor company acquired by Motorola in May 2000. Additionally, Mr. Hoff spent 10 years in various sales positions at AMD. Mr. Hoff holds a B.S. in Physics from the University of Illinois and an M.B.A. from the University of Chicago.

Jonathan D. Ivester
joined Silicon Laboratories in September 1997 as Vice President.  He served as Vice President of Worldwide Operations since May 2005.  Mr. Ivester was promoted to Senior Vice President of Worldwide Operations in June 2008.  From May 1984 to September 1997, Mr. Ivester was with Applied Materials, a supplier of equipment and services to the semiconductor industry, and served as Director of Manufacturing and Director of U.S. Procurement in addition to various engineering and manufacturing management positions.  Mr. Ivester was a scientist at Bechtel Corporation, an engineering and construction company, from 1980 to 1982 and at Abcor, Inc., an ultrafiltration company and subsidiary of Koch Industries, from 1978 to 1980.  Mr. Ivester holds a B.S. in Chemistry from the Massachusetts Institute of Technology and an M.B.A. from Stanford University.

Paul V. Walsh, Jr.
joined Silicon Laboratories in January 2004 as Director of Finance, Worldwide Operations, and was appointed Corporate Controller in May 2005. In November 2006, Mr. Walsh was promoted to Vice President and Chief Accounting Officer. In January 2009, Mr. Walsh was appointed to the Board of Directors of Grande Communications Holdings, Inc., a provider of cable, internet and phone services, where he also serves as the Chairman of the Audit Committee and as a member of the Finance Committee. Prior to joining Silicon Laboratories, Mr. Walsh was Site Controller from February 2003 to January 2004 with PerkinElmer, a supplier to the health sciences and photonics markets. From 1992 to 2003, Mr. Walsh held various operational, finance and management roles at Analog Devices  and Teradyne. Mr. Walsh received his B.S. in Mechanical Engineering from the University of Maine, and an M.B.A from Boston University.

David R. Welland
co-founded Silicon Laboratories in August 1996, has served as a Vice President and director since our inception and was appointed Fellow in March 2004.  From November 1991 until founding Silicon Laboratories, Mr. Welland held various positions at Crystal Semiconductor/Cirrus Logic, a designer and manufacturer of integrated circuits, including Senior Design Engineer.  Mr. Welland holds a B.S. in Electrical Engineering from the Massachusetts Institute of Technology.  Mr. Welland’s years of experience as a semiconductor designer provides him with extensive insight into our operations and qualifies him to serve as a member of our Board of Directors.

For information on our non-employee directors, see Proposal One.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis addresses the 2009 compensation of our named executive officers.

        Compensation Philosophy and Process.  Our executive compensation programs and practices are selected and structured to support our short-term and long-term strategic goals and values and to reward and retain talented individuals.  We design our compensation programs to support our culture and efforts to remain a growth company with strong profitability.

We seek a balanced approach to executive compensation, with each primary element of compensation (base salary, cash incentives, equity incentives and benefits) designed to play a specific role.  We determine an individual’s compensation with respect to each such element based in part upon an independently conducted analysis of compensation survey data and publicly-available compensation data of comparable companies.  Such competitive market data is a key factor used in determining compensation.  The CEO reviews the competitive market data, reviews the performance of each executive officer and considers market competitive pressures, business conditions, the vesting and value of current equity grants, each individual’s tenure, prior compensation, prior experience, distinctive value to our organization, variances in job responsibilities relative to similarly titled officers at other companies, the appropriate mix of compensation elements (including base salary, cash incentives and equity incentives), our overall performance and the potential financial impact (including dilution) associated with their compensation.  There is no defined formula used to weight the various factors.  The CEO conducts this review with assistance from our Vice President of Human Resources.  The CEO then makes recommendations to the Compensation Committee regarding adjustments to base salary, cash incentives or equity incentives relative to the compensation levels set forth in the competitive market data, and the CEO also recommends performance metrics for achieving cash incentives and equity grants.  The CEO discusses his recommendations and the underlying rationale with the Compensation Committee.  The Compensation Committee has full discretion to accept or reject the CEO’s recommendations.  The Compensation Committee conducts its own analysis and has access to the competitive market data as well as the CEO’s proposed adjustments.  In addition, the Compensation Committee receives input from the Company’s independent compensation consultant and meets in executive session (without the CEO present) prior to making its final determinations regarding compensation.

To determine the compensation of our CEO, the Compensation Committee, through consultation with the remaining independent members of the Board of Directors, assesses our CEO’s performance and considers competitive market data and other factors described herein.

The variation in compensation among the executive officers is a function of the Compensation Committee’s judgment, following the Committee’s review of competitive market data, review of the CEO’s performance, review of the CEO’s performance evaluations for each executive officer, and consideration of the market competitive pressures, business conditions, the vesting and value of current equity grants, overall Company performance and the potential financial impact of its compensation decisions.  Key contributors to the variance in compensation amongst the executive officers are the variance in the competitive market data for each position and variance in each executive’s individual performance.

        Compensation Consultants and Competitive Market Data.  We believe it is in our stockholders’ best interests to ensure that our executive compensation is competitive with that of other companies of similar size and complexity.  The Compensation Committee has engaged Watson Wyatt Worldwide Inc. (“Watson Wyatt”) as its independent advisor to provide competitive market data and analysis regarding material elements of compensation, including base salary, cash incentives and equity incentives.  For 2009, the compensation consultant developed the competitive market data through the use of both compensation survey data (consisting of the Radford Executive Survey and the Buck/iQuantic Executive Total Direct Compensation Report) and publicly-available data from peer companies.  Prior to the commencement of the study, Watson Wyatt recommended a list of peer companies to be included based on a variety of factors, including revenue size, product offerings and competition for executive talent.  The compensation consultant circulated the list to the CEO and the Vice President of Human Resources for their comments.  The consultant had independent discussions with the Compensation Committee regarding the peer group.  The Compensation Committee reviewed the list for appropriateness and gave final approval of the following list of eleven peer companies: Atheros Communications, Inc., Conexant Systems, Inc., Integrated Device Technology, Inc., Intersil Corporation, Microsemi Corporation, PMC-Sierra Inc., RF Micro Devices, Inc., Semtech Corporation, Silicon Image, Inc., Skyworks Solutions, Inc. and Standard Microsystems Corporation.  The consultants also provided advice directly to the Compensation Committee regarding interpretation of the competitive market data and how the compensation levels established helped to promote the goals espoused in the company’s compensation philosophy, both as to specific compensation elements as well as regarding total compensation.

With the approval of the Compensation Committee, the compensation consultants also provided advice to the CEO and the Vice President of Human Resources regarding pay positioning, both by element and in total, so that the CEO’s final recommendations would reflect the Company’s compensation philosophy.

        Elements of Compensation.  The three primary components of our executive compensation program are base salary, cash incentives and equity awards.  The Compensation Committee has not adopted any defined formula for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation or among different forms of non-cash compensation.

Base Salary.  We target base salary at approximately the median level of the competitive market data, with adjustments to reflect the factors described above.  In January 2009, our Compensation Committee determined that, in light of the economic conditions at that time, there would be no increases to the executive officers’ base salaries for 2009.

Cash Incentives.  We structure a cash incentive plan (“Bonus Plan”) to align the financial incentives of our employees with our short-term and long-term operating goals and interests of our stockholders and to reward exceptional performance.  Each fiscal year, the Compensation Committee approves the structure, performance metrics as well as each metric’s relative weighting under our Bonus Plan.  The Compensation Committee has typically chosen to establish metrics, such as adjusted operating income (which may exclude certain items such as stock compensation expense), revenue, gross margins and individual performance objectives (“MBOs”) for each of our executive officers to support our operating goals and to reward achievement of performance goals.  Our Board of Directors and Compensation Committee may exercise discretion either to award compensation absent attainment of the relevant metrics or to reduce or increase the size of any award or payout.  Neither the Board of Directors nor Compensation Committee exercised such discretion in 2009.

In an effort to support our short-term and long-term strategic goals, we choose to make quarterly and annual payments to our executive officers under the Bonus Plan.  Each fiscal quarter, we measure the achievement of our shorter-term operating goals and make associated payments under the Bonus Plan.  Each fiscal year, we measure the achievement of those executive officers whose bonuses are tied to MBOs against such MBOs and make associated payments under the Bonus Plan shortly after the end of the fiscal year.

To properly reward and retain our executive officers, we have adopted a policy of paying for performance. We target our cash incentive plan to be at the 75th percentile of the competitive market data, with adjustments to reflect the factors described above, upon the full achievement of established operating goals.  We design our Bonus Plan to pay up to 150% of the target bonus for outstanding performance.  However, consistent with this pay for performance policy, no payment under the Bonus Plan is guaranteed if an executive officer fails to meet the minimum established goals under the Bonus Plan.

In 2009, the CEO’s annual target bonus was 110% of his annual base salary and the annual target bonus for our Chief Financial Officer (“CFO”) was 100% of his annual base salary.  The fiscal 2009 bonuses for our CEO and CFO were based on the following two metrics: (1) achievement of company adjusted operating income goals (weighted at 50%) and (2) achievement of company revenue goals (weighted at 50%).  We selected different metrics for our other executive officers to reflect the role of each executive officer and to align the performance of each executive officer with our operating goals.  The fiscal 2009 annual target bonuses for the Vice President of Worldwide Sales and the Senior Vice President of Worldwide Operations were 75% of their annual base salaries and were based on the following three metrics: (i) achievement of company revenue goals (weighted at 40%); (ii) achievement of company gross margin goals (weighted at 40%); and (iii) achievement of MBOs (weighted at 20%).  The fiscal 2009 annual target for the Vice President of Finance was 40% of his annual base salary and was based on the following two metrics: (i) the achievement of company adjusted operating income goals (weighted at 62.5%); and (ii) the achievement of MBOs (weighted at 37.5%).  For each of our executive officers, the portion of their target bonus that was tied to company metrics was allocated over the four fiscal quarters in proportion to the amount of revenue that our annual operating plan anticipates to be achieved in each such quarter.  Management proposes the annual operating plan which is subject to approval by our Board of Directors.  The Board of Directors has discretion to accept, reject or alter the annual operating plan at any time.  The annual operating plan establishes the quarterly target levels of company metrics for bonus purposes and these metrics are set to be challenging, but achievable.  As evidence of the challenging nature of our performance targets, our executive officers received aggregate bonuses that were less than target in two out of the last five years.  To accomplish our compensation objective of rewarding individual performance, the CEO establishes MBOs for the Vice President of Worldwide Sales, Senior Vice President of Worldwide Operations and the Vice President of Finance.  These objectives vary according to the responsibilities of each officer and by department.  The extent to which our executives achieved their 2009 MBOs was determined by our CEO during his annual performance review of the named executive officers.

The degree to which the applicable targeted cash incentives were achieved can be seen through a comparison of the “Non-equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal 2009 against the “Estimated Future Payouts Under Non-equity Incentive Plan Awards” columns of the Grants of Plan-Based Awards Table for Fiscal 2009.

In December 2009, the Compensation Committee awarded additional special bonuses to the named executive officers in the aggregate amount of $780,000 in light of the Company’s strong 2009 performance.

Equity Incentives.  We grant equity awards in an effort to retain talent, to closely align the interests of our executive officers and stockholders, and to provide incentives to maximize stockholder value.  We target the value of our equity incentives to be approximately at the 75th percentile of the competitive market data, with adjustments to reflect the factors described above.  For 2009, the grant was subject to upward or downward adjustment based upon the individual’s performance relative to the same performance metrics described above under cash incentives for the 2008 fiscal year.

The Compensation Committee regularly reviews our long-term incentive compensation practices.  Potential changes include adjusting the mix of options and RSUs granted, adjusting the vesting schedule of the equity awards, and using other forms of equity and/or non-equity long term incentive compensation with vesting based upon the achievement of performance metrics.

In fiscal 2009, the Compensation Committee elected to grant RSUs to our executive officers, rather than a mixture of stock options and RSUs.  The Compensation Committee believes that, compared to time-vested options, RSUs help us better to achieve our compensation objectives because RSUs provide a more definite value to grantees, foster a stronger ownership culture and provide enhanced retention.  Additionally, RSUs reduce the total number of shares issuable as employee grants, which results in less stockholder dilution.  The RSUs granted to our executive officers in fiscal 2009 are described below in the Grants of Plan-Based Awards Table for Fiscal 2009 and vest as follows: one-sixth of the shares on the first anniversary of the grant date, two-sixths of the shares on the second anniversary of the grant date and three-sixths of the shares on the third anniversary of the grant date.

Change of Control and Severance Benefits.  Our severance and change in control provisions for the named executive officers are summarized below in “Potential Payments Upon Termination or Change of Control.”  With respect to the employment agreements with the CEO and CFO, such post-employment termination benefits were determined through arms-length negotiations between the applicable executive and our management and the Compensation Committee in connection with the hiring of each such executive.  With respect to the acceleration provided generally under the 2000 Stock Incentive Plan in the event that the equity awards are not assumed in connection with a change in control or the employee is demoted, relocated or terminated other than for misconduct within 18 months following a change in control, such acceleration is based upon the Company’s philosophy that such provisions ensure that the executives remain focused on their responsibilities and maximize the return for our shareholders.  The terms and conditions of such provisions are provided at a level that we believe to be provided by comparable companies of our size in our industry.

Generally Available Benefit Plans and Executive Perquisites.  In 2009, we provided each of our executive officers health care coverage and life insurance coverage that is generally available to all of our salaried employees.  In addition, we pay for an annual physical examination for each of our executive officers beyond any benefit provided under our standard health care plans.

We also offer each of our executive officers the ability to participate in our tax-qualified 401(k) Plan on the same terms available to each of our salaried employees.  Under our 401(k) Plan, we provide all employees with matching contributions that are subject to vesting over time.  Our executive officers do not receive any retirement benefits beyond those generally available to our salaried employees.

        Accounting and Tax Considerations.  In determining which elements of compensation are to be paid, and how they are weighted, we also take into account our compliance with Internal Revenue Code Section 162(m).  Section 162(m) of the Internal Revenue Code precludes us from taking a deduction for compensation in excess of $1 million for certain of our executive officers named in the Summary Compensation Table.  Certain performance-based compensation is specifically excluded from the deduction limit.  Our policy is to qualify, to the extent reasonable, the compensation of our executive officers for deductibility under applicable tax laws.  However, the Compensation Committee believes that its primary responsibility is to provide a compensation program to meet our stated objectives and that the loss of a tax deduction may be necessary in some circumstances.

Compensation Committee Report on Executive Compensation

We, the Compensation Committee of the Board of Directors, have reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) within the Executive Compensation section of this Proxy Statement with the management of the Company.  Based on such review and discussion, we are of the opinion that the executive compensation policies and plans provide appropriate compensation to properly align Silicon Laboratories’ performance and the interests of its stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short-and long-term.  Accordingly, we have recommended to the Board of Directors that the CD&A be included as part of this proxy filing.

Submitted by the Compensation Committee of the Board of Directors:

                Laurence G. Walker (Chairman)
                Harvey B. Cash
                Nelson C. Chan
                William P. Wood

Summary Compensation

The following table provides compensation information for our named executive officers for fiscal 2009.

SUMMARY COMPENSATION TABLE FOR FISCAL 2009
Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-equity Incentive Plan Compensation	All Other Compensation	Total
		($)	($)	($)(1)	($)(1)	($)(2)	($)(3)	($)
Necip Sayiner (4)	2009	525,000	440,000 (5)	3,073,551	-	786,191	5,582	4,830,324
Chief Executive Officer, President, and Director	2008	519,231	-	1,597,995	1,474,847	625,509	5,582	4,223,164
	2007	469,808	-	1,527,996	1,320,256	548,583	5,582	3,872,225

William G. Bock	2009	312,000	140,000 (5)	805,501	-	424,747	5,582	1,687,830
Chief Financial Officer and Senior Vice President	2008	310,615	-	319,599	284,914	337,937	5,582	1,258,647
	2007	300,000	-	381,999	82,516	314,976	5,582	1,085,073

Kurt W. Hoff	2009	260,000	90,000 (5)	613,054	-	225,306	128,822 (6)	1,317,182
Vice President of Worldwide Sales	2008	255,385	-	255,679	234,635	182,775	122,641 (7)	1,051,115
	2007 (8)	206,749	-	1,198,007	771,425	128,842 (9)	141,546 (10)	2,446,569

Jonathan D. Ivester	2009	270,000	70,000 (5)	551,054	-	227,897	5,582	1,124,533
Senior Vice President of Worldwide Operations	2008	268,846	-	255,679	284,914	185,350	582	995,371
	2007	256,538	-	286,499	412,580	180,832	582	1,137,031

Paul V. Walsh, Jr.	2009	205,000	40,000 (5)	357,119	-	103,680	5,477	711,276
Vice President of Finance and Chief Accounting Officer	2008	200,962	-	159,800	134,077	96,299	5,477	596,615
	2007	170,000	5000	398,725	-	36,289	5,396	615,410

(1)	Amounts shown do not reflect compensation actually received by the named executive officer, but represent the grant date fair value as determined pursuant to ASC Topic 718 (disregarding any estimate of forfeitures). The assumptions underlying the calculation under ASC Topic 718 are discussed under Note 13, Stock-based Compensation in our Form 10-K for the fiscal year ended January 2, 2010.

(2)
Represents amounts earned under the 2009 Bonus Plan for services rendered in fiscal 2009, the 2008 Bonus Plan for services rendered in fiscal 2008 and the 2007 Bonus Plan for services rendered in fiscal 2007.

(3)	Consists of payments by us for company-paid life insurance premiums and employer matching contributions into the Company’s 401(k) Plan, unless noted otherwise.

(4)	During fiscal 2009, 2008 and 2007, Mr. Sayiner did not receive any compensation for his services provided as a director.

(5)	Represents a cash bonus payment awarded as a result of the Company’s strong 2009 performance.

(6)
Includes $121,086 paid by the Company for tax preparation fees and tax equalization payments related to Mr. Hoff’s overseas expatriate assignment, $5,000 in employer matching contributions to the Company’s 401(k) Plan, $2,154 paid pursuant to an executive annual physical benefit and $582 of company-paid life insurance premiums.

(7)
Includes $99,773 paid by the Company for tax preparation fees and tax equalization payments related to Mr. Hoff’s overseas expatriate assignment, $14,714 of company-paid moving and relocation expenses, $5,000 in employer matching contributions to the Company’s 401(k) Plan, $2,572 paid pursuant to an executive annual physical benefit and $582 of company-paid life insurance premiums.

(8)	Mr. Hoff was appointed to his current position on July 2, 2007. Data shown on this table reflects his compensation for the entire fiscal year.

(9)
Includes $48,157 of payments as related to Mr. Hoff’s participation in the Company’s sales incentive plan during the first two quarters of fiscal 2007, and $80,685 of bonus payments as related to Mr. Hoff’s participation in the 2007 Bonus Plan during the last two fiscal quarters.

(10)
Includes $94,971 of amounts reimbursed to Mr. Hoff for the payment of taxes and other allowances related to his overseas assignment, $41,092 of company-paid moving and relocation expenses, $5,000 in employer matching contributions to the Company’s 401(k) Plan, and $483 of company-paid life insurance premiums.

Grants of Plan-Based Awards

The following table contains information concerning all equity and non-equity plan-based awards granted during fiscal 2009 to our named executive officers.  All equity plan-based awards were granted under our 2000 Stock Incentive Plan and all non-equity plan-based awards were granted under our 2009 Bonus Plan.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL 2009
			Estimated Future Payouts Under Non- equity Incentive Plan Awards (1) ($)
Name	Grant Date	Approval Date	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards (2) ($)
Necip Sayiner	2/15/2009	2/15/2009	5,708	577,500	866,250	123,934	3,073,551

William G. Bock	2/15/2009	2/15/2009	3,084	312,000	468,000	32,480	805,501

Kurt W. Hoff	2/15/2009	2/15/2009	1,542	195,000	273,000	24,720	613,054

Jonathan D. Ivester	2/15/2009	2/15/2009	1,601	202,500	283,500	22,220	551,054

Paul V. Walsh, Jr.	2/15/2009	2/15/2009	1,013	82,000	107,625	14,400	357,119

(1)
Amounts shown represent amounts that were available under the 2009 Bonus Plan.  Actual bonuses received under the 2009 Bonus Plan by the executive officers are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

(2)	A discussion of the assumptions underlying the calculation under ASC Topic 718 are discussed under Note 13, Stock-based Compensation in our Form 10-K for the fiscal year ended January 2, 2010.

Outstanding Equity Awards at Fiscal Year-End
The following table shows all holdings of unexercised stock options and unvested restricted stock units for each of our named executive officers as of January 2, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL 2009 YEAR-END TABLE
	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units That Have Not Vested
Name	Exercisable	Unexercisable (1)	($)		(#)	($)
Necip Sayiner					212,339 (2)	10,272,961
	360,000	75,000	32.27	9/14/2015
	45,333	34,667	32.11	2/15/2017
	50,416	59,584	31.96	2/15/2018

William G. Bock					72,480 (3)	3,506,582
	5,000	-	50.03	4/29/2014
	104,166	95,834	32.98	11/8/2016
	2,833	2,167	32.11	2/15/2017
	9,739	11,511	31.96	2/15/2018

Kurt W. Hoff					42,054 (4)	2,034,573
	19,666	334	34.29	1/3/2015
	25,000	25,000	34.60	7/2/2017
	8,020	9,480	31.96	2/15/2018

Jonathan D. Ivester					31,611 (5)	1,529,340
	20,000	-	48.88	9/20/2010
	10,928	-	22.63	7/18/2011
	15,000	-	24.30	6/13/2012
	20,000	-	38.50	8/18/2013
	25,000	-	33.17	8/10/2014
	12,472	3,118	36.81	12/19/2015
	14,166	10,834	32.11	2/15/2017
	9,739	11,511	31.96	2/15/2018

Paul V. Walsh, Jr.					27,984 (6)	1,353,866
	10,000	-	50.48	2/2/2014
	6,917	667	25.07	5/2/2015
	4,583	5,417	31.96	2/15/2018

(1)	Options were granted on the date ten years prior to the option expiration date and subject to a five-year vesting period, with the exception of those expiring in the year 2018, which have a four-year vesting period. Assuming the continued service of the executive officer, the five-year option shall vest and become exercisable in a series of installments, with 20% on the first anniversary of the date of grant and the remaining portion in equal monthly installments over the remaining four years. Assuming the continued service of the executive officer, the four-year option shall vest and become exercisable in a series of installments, with 25% on the first anniversary of the date of grant and the remaining portion in equal monthly installments over the remaining three years.

(2)	Represents 30,000 RSUs granted on September 14, 2005, 8,405 RSUs granted on December 8, 2006, 50,000 RSUs granted on February 15, 2008, and 123,934 RSUs granted on February 15, 2009. Assuming the continued service of the executive officer, these grants shall vest 20% on each of the first five anniversaries of the grant date, 25% on each of the first four anniversaries of the grant date, 100% on the third anniversary of the grant date, and one-sixth on the first anniversary of the grant date, two-sixths on the second anniversary of the grant date, and three-sixths on the third anniversary of the grant date, respectively.

(3)	Represents 30,000 RSUs granted on November 8, 2006, 10,000 RSUs granted on February 15, 2008 and 32,480 RSUs granted on February 15, 2009. Assuming the continued service of the executive officer, these grants shall vest 20% on each of the first five anniversaries of the grant date, 100% on the third anniversary of the grant, and one-sixth on the first anniversary of the grant date, two-sixths on the second anniversary of the grant date, and three-sixths on the third anniversary of the grant date, respectively.

(4)	Represents 1,000 RSUs granted February 15, 2007, 8,334 RSUs granted on July 2, 2007, 8,000 RSUs granted on February 15, 2008, and 24,720 RSUs granted on February 15, 2009. Assuming the continued service of the executive officer, the first two grants shall vest one-third on each of the first three anniversaries of the grant date, the third grant shall vest 100% on the third anniversary of the grant date, and the fourth grant shall vest one-sixth on the first anniversary of the grant date, two-sixths on the second anniversary of the grant date, and three-sixths on the third anniversary of the grant date.

(5)	Represents 1,143 RSUs granted on September 12, 2005, 1,248 RSUs granted on December 19, 2005, 7,000 RSUs granted on February 15, 2008, and 22,220 RSUs granted on February 15, 2009. Assuming the continued service of the executive officer, these grants shall vest 20% on each of the first five anniversaries of the grant date; 20% on each of the first five anniversaries of the grant date; 1,000 RSUs on the first anniversary of the grant date, 2,000 RSUs on the second anniversary of the grant date and 5,000 RSUs on the third anniversary of the grant date; and one-sixth on the first anniversary of the grant date, two-sixths on the second anniversary of the grant date, and three-sixths on the third anniversary of the grant date, respectively.

(6)	Represents 667 RSUs granted on September 12, 2005, 2,250 RSUs granted on September 12, 2005, 4,000 RSUs granted on May 22, 2006, 1,667 RSUs granted on February 15, 2007, 5,000 RSUs granted on February 15, 2008, and 14,400 RSUs granted on February 15, 2009. Assuming the continued service of the executive officer, these grants shall vest 20% on each of the first five anniversaries of the grant date, 50% on each of the fourth and fifth anniversaries of the grant date, 20% on each of the first five anniversaries of the grant date, one-third on each of the first three anniversaries of the grant date, 100% on the third anniversary of the grant date, and one-sixth on the first anniversary of the grant date, two-sixths on the second anniversary of the grant date, and three-sixths on the third anniversary of the grant date, respectively.

Option Exercises and Stock Vested Table
The following table shows gains realized from the exercise of stock options and shares acquired upon the vesting of restricted stock units with respect to our named executive officers during fiscal 2009.

OPTION EXERCISES AND STOCK VESTED TABLE DURING FISCAL 2009

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Necip Sayiner	55,000	769,850	48,405	2,262,719
William G. Bock	53,000	530,371	17,500	740,073
Kurt W. Hoff	-	-	10,833	408,315
Jonathan D. Ivester	10,072	90,806	7,795	333,531
Paul V. Walsh, Jr.	-	-	8,084	307,297

Potential Payments Upon Termination or Change in Control

Consistent with practices within our industry, we also provide certain post-employment termination benefits.  We have implemented these programs in order to ensure we are able to continue to attract and retain top talent as well as ensure that during the uncertainty associated with a potential change in control, the executives remain focused on their responsibilities and ensure a maximum return for our stockholders.

Employment Agreements.  We have entered into employment agreements with only two of our executive officers: Mr. Sayiner and Mr. Bock.  For both Mr. Sayiner and Mr. Bock, cash severance is equal to the sum of 12 months of base salary at the time of termination plus 200% of the actual quarterly bonus earned in the two full quarters immediately preceding termination to be paid in one lump sum.  Each cash severance payment would be contingent upon such executive officer’s execution of an agreement in a form satisfactory to us, containing a full general release of any and all potential claims against us and our affiliates and agents.  As outlined in their employment agreements, a cash severance payment shall only be made in the event of such executive officer’s Involuntary Termination for any reason other than misconduct.  “Involuntary Termination” is defined in each employment agreement as an involuntary termination of employment by us or a voluntary resignation following (i) a change in position with us which materially reduces the executive officer’s level of authority or responsibility, (ii) a reduction in cash compensation (including base salary and target bonus under any performance based bonus or incentive programs) by more than 15% unless pursuant to a reduction that is also applied to substantially all of our other executive officers, (iii) a relocation of such executive officer’s place of employment by more than 50 miles, provided and only if such change, reduction or relocation is effected without consent, or (iv) a material breach by us of the terms of the employment agreement. In addition and similarly contingent upon execution of an appropriate release, for the time during which each executive officer is unemployed, we have agreed to pay the premium required to maintain COBRA coverage for such executive officer and his dependents for up to one year.

        2000 Stock Incentive Plan.  The 2000 Stock Incentive Plan governs the equity awards granted to our executive officers.  Our executive officers are not entitled to any benefits under our 2000 Stock Incentive Plan that are not available to other participants.  The 2000 Stock Incentive Plan includes the following change in control provisions, which may result in the accelerated vesting of outstanding option grants and stock issuances:

●
In the event that we are acquired, each outstanding option under the discretionary option grant program, unless assumed or replaced by the successor or otherwise continued in effect, will immediately become exercisable for all the option shares, and all outstanding unvested shares will immediately vest, except to the extent our repurchase rights with respect to those shares are assigned to the successor or otherwise continued in effect.

●
The plan administrator has the authority under the discretionary option grant program to provide that those options will automatically vest in full (i) upon an acquisition of the company, whether or not those options are assumed or replaced, or (ii) upon a hostile change in control of the company effected through a tender offer for more than 50% of our outstanding voting stock or by proxy contest for the election of board members.

However, our Compensation Committee, as Plan Administrator of the 2000 Stock Incentive Plan, has the authority to provide for accelerated vesting of the shares of our common stock subject to any outstanding options held by any executive officer or any unvested share issuances actually held by such individual, in connection with certain changes in control of us or the subsequent termination of the officer’s employment following the change in control event.

All outstanding stock awards and stock options issued to our named executive officers will become fully exercisable and vested if (i) a change in control occurs and such options or RSUs are not assumed or (ii) a change in control occurs and the officer is demoted, relocated, or terminated other than for misconduct within 18 months following such change in control.

The following table depicts potential compensation arrangements for our executive officers as a result of an Involuntary Termination absent a change in control.  Such termination is assumed to occur on January 2, 2010.  Other than customary payments given to all salaried employees, we have not agreed to provide severance benefits to any other executive officer than those listed in the table below.

Name	Lump Sum Severance ($)	Intrinsic Value of Accelerated Equity ($)	Health Benefits ($)	Total ($)
Necip Sayiner	1,374,812	-	19,518	1,394,330

William G. Bock	771,119	-	11,044	782,163

The following table depicts potential compensation arrangements for our executive officers as a result of a change in control that subsequently results in Involuntary Termination.  Such termination is assumed to occur on January 2, 2010, the last day of our fiscal 2009.

Name	Lump Sum Severance ($)	Intrinsic Value of Accelerated Equity(1) ($)	Health Benefits ($)	Total ($)
Necip Sayiner	1,374,812	13,023,612	19,518	14,417,942

William G. Bock	771,119	5,206,694	11,044	5,988,857

Kurt W. Hoff	-	2,539,440	-	2,539,440

Jonathan D. Ivester	-	1,930,695	-	1,930,695

Paul V. Walsh, Jr.	-	1,458,361	-	1,458,361

(1)
Value is based upon the closing selling price per share of our common stock on the NASDAQ Global Select Market on the last trading day of fiscal 2009, which was $48.38, less the option exercise price payable per share.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.  No member of the Compensation Committee serves or has previously served as one of our officers or employees.

Equity Compensation Plan Information

The following table provides information as of January 2, 2010 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

EQUITY COMPENSATION PLAN INFORMATION

	A	B	C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights ($)	Weighted Average Exercise Price of Outstanding Options ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A) (1) ($)

Equity Compensation Plans Approved by Stockholders (2)	6,278,260 (3)	33.86 (4)	9,549,306 (5)

Equity Compensation Plans Not Approved by Stockholders	-	-	-

Total	6,278,260	33.86	9,549,306

(1)
At the 2009 Annual Shareholders’ Meeting, our shareholders approved the 2009 Stock Incentive Plan and the 2009 Employee Stock Purchase Plan.  The 2009 Stock Incentive Plan became effective immediately, and all securities remaining available under the 2000 Stock Incentive Plan that were not issued or issuable pursuant to awards outstanding under the Plan were cancelled and are no longer available for issuance under any equity compensation plan.  The 2009 Employee Stock Purchase Plan will take effect immediately following the expiration of the original Employee Stock Purchase Plan after the final purchase under the original Employee Stock Purchase Plan on April 30, 2010, and all shares remaining available under the original Employee Stock Purchase Plan shall cancel and shall no longer be available for issuance under any equity compensation plan.

(2)	Consists of our 2000 Stock Incentive Plan, our 2009 Stock Incentive Plan, our original Employee Stock Purchase Plan, and our 2009 Employee Stock Purchase Plan.

(3)
Includes 2,232,309 shares of common stock subject to full value awards that vest over the holders’ period of continued service and 4,045,951 shares of common stock issuable upon the exercise of stock options with a weighted average remaining term of 4.6 years. Excludes purchase rights accruing under our Employee Stock Purchase Plan.  Under the Employee Stock Purchase Plan, each eligible employee may contribute up to 15% of his or her base salary to purchase shares of our common stock at semi-annual intervals on the last U.S. business day of April and October each year at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of our common stock on the employee’s entry date into the two-year offering period in which that semi-annual purchase date occurs or (ii) the closing selling price per share on the semi-annual purchase date.

(4)	Calculated without taking into account 2,232,309 shares of common stock subject to outstanding full value awards that will become issuable as those awards vest without any cash consideration for such shares.

(5)	Consists of shares available for future issuance under our 2009 Stock Incentive Plan, our original Employee Stock Purchase Plan and our 2009 Employee Stock Purchase Plan. As of January 2, 2010, an aggregate of 1,795,457 shares of our common stock were available for issuance under our original Employee Stock Purchase Plan, and 6,503,849 shares of our common stock were available for issuance in connection with future awards under our 2009 Stock Incentive Plan. There will be 1,250,000 shares of our common stock available for issuance under our 2009 Employee Stock Purchase Plan when the original Employee Stock Purchase Plan expires and the 2009 Employee Stock Purchase Plan takes effect on April 30, 2010. Our share reserves increased by 228,792 shares under the original Employee Stock Purchase Plan on the first trading day of calendar 2010. However, we have not filed a Form S-8 to register these shares because we do not anticipate granting or issuing them under the plan.

NO INCORPORATION BY REFERENCE OF CERTAIN PORTIONS OF THIS PROXY STATEMENT

Notwithstanding anything to the contrary set forth in any of our filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate information in this Proxy Statement, neither the Audit Committee Report nor the Compensation Committee Report is to be incorporated by reference into any such filings as provided by SEC regulations.  In addition, this Proxy Statement includes certain website addresses intended to provide inactive, textual references only.  The information on these websites shall not be deemed part of this Proxy Statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of our Board of Directors, the executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 which require them to file reports with respect to their ownership of the common stock and their transactions in such common stock.  Based upon (i) the copies of Section 16(a) reports which we received from such persons for their fiscal 2009 transactions in the common stock and their common stock holdings and (ii) the written representations received from one or more of such persons, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and greater than ten percent beneficial owners.

ANNUAL REPORT

A copy of the annual report for fiscal 2009 has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting.  The annual report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

FORM 10-K

We filed an annual report on Form 10-K with the SEC on February 10, 2010.  Stockholders may obtain a copy of our annual report, without charge, by writing to our Corporate Secretary at our principal executive offices located at 400 West Cesar Chavez, Austin, Texas 78701.

THE BOARD OF DIRECTORS OF SILICON LABORATORIES INC.

Dated:  March 12, 2010

SILICON LABORATORIES INC. ATTN: LEGAL AFFAIRS 400 WEST CESAR CHAVEZ AUSTIN, TX 78701
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
		☐	☐	☐
1.	Election of Directors
Nominees

01	R. Ted Enloe III 02 Kristen M. Onken

The Board of Directors recommends you vote FOR the following proposal(s):						For	Against	Abstain

2	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2011.					☐	☐	☐

NOTE: In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting. Election is for Class III directors to serve on the Board of Directors until our 2013 annual meeting of stockholders, or until a successor is duly elected and qualified.

For address change/comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)	Date

0000042598_1     R2.09.05.010

Meeting Directions:
For Meeting Directions, Please Call: 512-232-0100

The Lady Bird Johnson Wildflower Center is about 12 miles from downtown Austin.

1. Take Loop 1 South (Loop 1 is also known as MOPAC Expressway).

2. Continue South past the traffic light at Slaughter Lane.

3. Turn left at the next traffic light at La Crosse Avenue.

4. The Center is on the right near the end of La Crosse Avenue.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

SILICON LABORATORIES INC. Annual Meeting of Stockholders April 22, 2010 9:30 AM
This proxy is solicited by the Board of Directors

The undersigned revokes all previous proxies, acknowledges a receipt of the Notice of Annual Meeting of Stockholders (the “Annual Meeting”) of Silicon Laboratories Inc. (“Silicon Laboratories”) and the Proxy Statement and hereby appoint Navdeep S. Sooch and Necip Sayiner, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Silicon Laboratories that the undersigned is entitled to vote at the Annual Meeting to be held at 09:30 AM, CST on 4/22/2010, at the The Lady Bird Johnson Wildflower Center, 4801 La Crosse Avenue, Austin, Texas 78739, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000042598_2     R2.09.05.010

*** Exercise Your Right to Vote ***
IMPORTANT NOTICE Regarding the Availability of Proxy Materials

Meeting Information

SILICON LABORATORIES INC.	Meeting Type: Annual Meeting
For holders as of: February 23, 2010
Date: April 22, 2010 Time: 9:30 AM CST
	Location:	The Lady Bird Johnson Wildflower Center 4801 La Crosse Avenue Austin, Texas 78739

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

0000042595_1     R2.09.05.010

——  Before You Vote  ——
How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:
1. Annual Report 2. Notice & Proxy Statement

How to View Online:
Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

	1) BY INTERNET:	www.proxyvote.com
	2) BY TELEPHONE:	1-800-579-1639
	3) BY E-MAIL*:	sendmaterial@proxyvote.com

*	If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 08, 2010 to facilitate timely delivery.

——  How To Vote  ——
Please Choose One of The Following Voting Methods

Vote In Person: If you choose to vote these shares in person at the meeting, you must request a “legal proxy.” To do so, please follow the instructions at www.proxyvote.com or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12 Digit Control Number available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form.

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Voting items
The Board of Directors recommends that you
vote FOR the following:

1.	Election of Directors
	Nominees
01	R. Ted Enloe III	02	Kristen M. Onken

The Board of Directors recommends you vote FOR the following proposal(s):

2	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2011.

NOTE:
In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting. Election is for Class III directors to serve on the Board of Directors until our 2013 annual meeting of stockholders, or until a successor is duly elected and qualified.

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Voting Instructions

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*** Exercise Your Right to Vote ***
IMPORTANT NOTICE Regarding the Availability of Proxy Materials

Meeting Information

SILICON LABORATORIES INC.	Meeting Type: Annual Meeting
For holders as of: February 23, 2010
Date: April 22, 2010 Time: 9:30 AM CST
	Location:	The Lady Bird Johnson Wildflower Center 4801 La Crosse Avenue Austin, Texas 78739

You are receiving this communication because you hold shares in the above named company.
SILICON LABORATORIES INC. ATTN: LEGAL AFFAIRS 400 WEST CESAR CHAVEZ AUSTIN, TX 78701

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

0000042597_1     R2.09.05.010

——  Before You Vote  ——
How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:
1. Annual Report 2. Notice & Proxy Statement

How to View Online:
Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

	1) BY INTERNET:	www.proxyvote.com
	2) BY TELEPHONE:	1-800-579-1639
	3) BY E-MAIL*:	sendmaterial@proxyvote.com

*	If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 08, 2010 to facilitate timely delivery.

——  How To Vote  ——
Please Choose One of The Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the Meeting you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12 Digit Control Number available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

0000042597_2     R2.09.05.010

Voting items
The Board of Directors recommends that you
vote FOR the following:

1.	Election of Directors
	Nominees
01	R. Ted Enloe III	02	Kristen M. Onken

The Board of Directors recommends you vote FOR the following proposal(s):

2	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2011.

NOTE: In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting. Election is for Class III directors to serve on the Board of Directors until our 2013 annual meeting of stockholders, or until a successor is duly elected and qualified.

0000042597_3     R2.09.05.010

0000042597_4     R2.09.05.010